F4vhi110608kroexh991.txt

Exhibit 99.1

Description of the Transaction

Kronos Worldwide, Inc. ("Kronos Worldwide") purchased these shares in the open market.  The issuer directly holds 50.0% of the outstanding shares of Kronos

Worldwide common stock.  See the Additional Information filed as Exhibit 99.2 to this statement for additional relationships that Kronos Worldwide and the issuer have to the persons joining in this filing.

Since Kronos Worldwide is a majority owned subsidiary of the issuer and pursuant to Delaware law and Section 13(d)(4) of the Securities Exchange Act of 1934, as

amended (the "Exchange Act"), the issuer treats the shares of its common stock that Kronos Worldwide holds as treasury stock.  Accordingly, there is no beneficial ownership or reporting obligation under Section 16 of the Exchange

Act for purchases or holdings of the shares of the issuer's common stock by

Kronos Worldwide.  As a result, this Form 4 is a voluntary report.  Each share of the issuer's common stock purchased by Kronos Worldwide reduces by one share the outstanding shares of the issuer's common stock.